Exhibit 99.1

GSI Technology Updates Outlook Regarding Second-Quarter Fiscal 2012 Revenues

Second-Quarter Conference Call Scheduled

SANTA CLARA, Calif.--October 13, 2011--GSI Technology, Inc. (Nasdaq: GSIT) announced today, that, on the basis of preliminary financial results, the Company expects to report net revenues of approximately $20.8 million for its second fiscal quarter ended September 30, 2011. These estimated results compare to guidance of $22.8 million to $23.8 million that the Company provided early in the second quarter. GSI also reported that direct and indirect sales to its largest customer, Cisco Systems, are expected to be approximately $7.9 million, compared to $9.6 million in the previous quarter, and that softness in demand from Asian OEM customers also contributed to weaker-than-expected second-quarter sales.

The Company cautioned that these results are preliminary and subject to change. The Company expects to release its second-quarter financial results at the market close on Thursday, October 27, 2011. Management will also conduct a conference call to review the Company’s financial results and its current business outlook.

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:30 p.m. PDT (4:30 p.m. EDT) on October 27, 2011. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international calls) approximately 10 minutes prior to the above start time and provide Conference ID 18143841. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, this web site will host an archive of the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly financial closing process, which could result in adjustments to the preliminary second quarter financial results contained in this release. Further information regarding other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550